AMENDMENT TO
MUTUAL FUND SERVICES AGREEMENT

This Amendment to the Mutual Fund Services Agreement ("Amendment") is entered into and effective as of August 1, 2010 by and between Unified Fund Services, Inc., with its principal place of business located at 2960 North Meridian Street, Suite 300, Indianapolis, IN 46208 ("Unified"), and Unified Series Trust, an Ohio business trust (the "Trust").

WHEREAS, Unified and the Trust entered into a Mutual Fund Services Agreement (the "Agreement") dated as of April 20, 2005;

WHEREAS, effective as of August 1, 2010, Unified has changed its name to "Huntington Asset Services, Inc." and, as a result, the parties desire to amend the Agreement to reflect the name change as provided herein;

NOW THEREFORE, in consideration of the mutual covenants and promises set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Amendment. Effective as of August 1, 2010, the name of the Administrator shall be "Huntington Asset Services, Inc."

2. Ratification and Confirmation of Agreement. Except as specifically set forth herein, the Agreement is hereby ratified and confirmed in all respects and shall remain in full force and effect.

3. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

4. Defined Terms. Any capitalized word not otherwise defined in this Amendment shall have the meaning given to such word in the Agreement.

5. Modification and Governing Law. This Amendment may not be modified except by a writing signed by authorized representatives of the parties to this Amendment. This Amendment shall be governed by and construed and interpreted in accordance with the laws of the State of Indiana.

IN WITNESS WHEREOF, the parties have executed this Amendment to the Agreement effective as of the date first above written.

HUNTINGTON ASSET SERVICES, INC. (formerly Unified Fund Services, Inc.)	UNIFIED SERIES TRUST
By:________________________ Name: John C. Swhear Title: Vice President	By: ________________________ Name: John C. Swhear Title: Senior Vice President

STL-308288.1